SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             Registration Statement
                        Under The Securities Act of 1933


                        BLAGMAN MEDIA INTERNATIONAL, INC.
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               (Exact name of Registrant as specified in charter)


NEVADA                                                             84-1108499
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State or other jurisdiction of                                  (I.R.S. Employer
incorporation or organization)                               Identification No.)


       1901 Avenue of the Stars, Suite 1710, Los Angeles, California 90067
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              (Address of Principal Executive Officers)(Zip Code)


                                 Robert Blagman
                      1901 Avenue of the Stars, Suite 1710
                          Los Angeles, California 90067
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                     (Name and address of agent for service)

                                 (310) 788-5444
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          (Telephone number, including area code, of agent for service)


                    2000 EMPLOYEE STOCK COMPENSATION PLAN
                            (Full Title of the Plan)

                        Copies of all communications to:

                              John Holt Smith, Esq.
                               Smith & Associates
                        1925 Century Park East, Suite 500
                          Los Angeles, California 90067

                                 (310) 277-1250


                          CALCULATION OF REGISTRATION FEE
===============================================================================
                                         Proposed       Proposed
Title of                                 maximum        maximum
securities        Amount                 offering       aggregate    Amount of
to be             to be                  price          offering   registration
registered        registered             per share      price           fee
----------        ----------             ---------      -----           ---
Common            2,000,000 SHS.          $1.10        $2,200,000     $580.80
$.001 par value

===============================================================================

(1) Includes an indeterminate number of additional shares that may be issued pursuant to the above employee benefit plan as a result of any future stock split, stock dividend or similar adjustment.

(2) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the high and low prices reported on May 31, 2000, as reported on the OTC Bulletin Board.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents are incorporated by reference in this registration statement of BLAGMAN MEDIA INTERNATIONAL, INC. ("BMII") and in the related
Section 10(a) prospectus:

     (a) Annual Report on Form 10-KSB for the year ended December 31, 1999, of MNS Eagle Equity Group I, Inc., BMII's predecessor.

     (b) Current report on Form 8-K dated April 27, 2000, of MNS Eagle Equity Group I, Inc., BMII's predecessor.

     (c) Quarterly report on Form 10-QSB for quarter ended March 31, 2000, on Form 8-K dated April 27, 2000, of BMII.

     In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.


Item 4. DESCRIPTION OF SECURITIES

     The Company's authorized common stock consists of 100,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001. Each holder of BMII common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders. Holders of BMII common stock have no cumulative voting rights. Holders of BMII common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, except that holders of preferred stock may be entitled to receive dividends before the holders of the common stock.

     In the event of a liquidation, dissolution or winding up of company business, holders of BMII's common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of BMII common stock have no preemptive or conversion rights or other subscription rights. In addition, there are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of BMII common stock are duly authorized, validly issued, fully paid and nonassessable.


Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the securities that may be offered under the BMII 2000 Employee Stock Compensation Plan (the "Plan") will be passed upon for BMII by Smith & Associates, Attorneys at Law, 1925 Century Park East, Suite 500, Los Angeles, California 90067. It is possible that BMII's Board of Directors may in the future authorize the issuance to Mr. Smith of shares of BMII common stock which have been registered under the Plan, although no such determination has been made or is under consideration at this date.


Item 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Article Sixth of BMII's Certificate of Incorporation authorizes BMII to indemnify any current or former director, officer, employee, or agent of Renegade, or a person serving in a similar post in another organization at the request of Renegade, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Nevada General Corporation Law, public policy or other applicable law. Sections 78.751 and
78.752 of the Nevada General Corporation Law authorize a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

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


Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not Applicable.


Item 8. EXHIBITS.


Exhibit
Number      Description
--------    --------------

  5.1       Opinion of Counsel regarding legality

 23.1       Consent of Independent Public Accountants

            Consent of Counsel (included in Exhibit 5.1)


Item 9. UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.







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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the date below.



DATED:  June 1, 2000                        BLAGMAN MEDIA INTERNATIONAL, INC.



                                            By /s/ Robert Blagman
                                            ------------------------------------
                                               Robert Blagman, President




     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons, in the capacities and on the dates respectively indicated.





/s/  Robert Blagman                             Date:  June 1, 2000
--------------------------------
Robert Blagman
Director and President


/s/  Leslie Blagman                             Date:  June 1, 2000
---------------------------------
Leslie Blagman
Secretary
















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